Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of United Stationers Inc. resolutions were duly adopted approving an amendment of the Certificate of Incorporation of said corporation.  The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST:  The name of the corporation is:  Essendant Inc.

SECOND:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  That the effective date of this Amendment is June 1, 2015.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of May, 2015.

By: /s/Robert B. Aiken, Jr.

Authorized Officer

Title:  President and Chief Executive Officer

Name:  Robert B. Aiken, Jr.